Exhibit 23.2




                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-74564) and related prospectus of Hilb, Rogal and Hamilton Company dated February 11, 2002 for the registration of 85,000 shares of common stock and to the incorporation by reference therein of our report dated February 9, 2001, with respect to the consolidated financial statements and schedule of Hilb, Rogal and Hamilton Company included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

Richmond, Virginia
February 8, 2002